UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 5, 2018
Kirkland’s, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	000-49885	62-1287151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5310 Maryland Way, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	615-872-4800

Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 5, 2018, W. Michael Madden, President, Chief Executive Officer and Director of Kirkland’s, Inc. (the “Company”), resigned from his roles as President, Chief Executive Officer and Director of the Company, effective immediately, and will serve as an employee-advisor to the board of directors of the Company (the “Board”) until June 30, 2018 (the “Termination Date”).
Also on April 5, 2018, the Board appointed Michael B. Cairnes, the Company’s Executive Vice President and Chief Operating Officer, to serve as acting Chief Executive Officer while the Board conducts a search for a new CEO. In connection with Mr. Madden’s resignation, the Board also reduced the size of the board of directors from nine to eight members.
Mr. Cairnes, 58, has been responsible for operations of the Company, overseeing marketing/e-commerce, merchandising, planning & allocation, store and supply chain operations since November 2016. Prior to joining the Company, Mr. Cairnes was with Michael’s Stores, where he served concurrently as President of its Aaron’s Brothers retail business, since 2015, and President of its Artistree framing business, since 2007. Prior to Michael’s, Mr. Cairnes held senior leadership positions at Brushstrokes, a publisher of art canvases, and Larson-Juhl, a manufacturer of home décor products. He also has served as a board and strategy advisor to Bain Capital and Blackstone.
In connection with Mr. Madden’s resignation, the Company entered into a transition agreement with Mr. Madden (the “Madden Agreement”). Pursuant to the Madden Agreement, the Company agreed to extend Mr. Madden’s severance period after the Termination Date by 3 months (from 18 to 21 months, during which time the Company will continue to pay Mr. Madden’s base salary as severance compensation) in exchange for the extension of Mr. Madden’s non-competition covenants through March 31, 2020. The Company will also pay Mr. Madden’s COBRA premiums for up to 18 months. The severance benefits payable under the Madden Agreement are subject to Mr. Madden’s timely execution and non-revocation of a general release of claims against the Company and its affiliates.
The Company also entered into an agreement with Mr. Cairnes in connection with his appointment as acting Chief Executive Officer (the “Cairnes Agreement”). The Cairnes Agreement provides for a $50,000 retention bonus payable to Mr. Cairnes in the event he is not chosen as the permanent Chief Executive Officer (the “Retention Bonus”). Mr. Cairnes will receive the Retention Bonus if he remains with the Company for 90 days following the start date of the new permanent Chief Executive Officer or in the event that his employment is terminated during such 90 day period under circumstances that would entitle Mr. Cairnes to severance under the terms of his employment agreement with the Company. The Cairnes Agreement does not amend or supersede the terms of Mr. Cairnes’s employment agreement with the Company, which employment agreement remains in effect during and after his service as acting Chief Executive Officer.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The following exhibit is furnished as part of this Report:

Exhibit No.	Description
99.1	Press Release dated April 5, 2018
10.1	Letter Agreement, effective April 5, 2018, by and between Michael Cairnes and Kirkland’s, Inc.
10.2	Letter Agreement, effective April 5, 2018, by and between W. Michael Madden and Kirkland’s, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kirkland’s, Inc.

April 6, 2018	By:	/s/ Carter R. Todd
Name: Carter R. Todd
Title: Vice President and General Counsel